Exhibit 99.2

Introduction to the unaudited pro forma
combined financial statements of Sara Creek Gold Corp.

The unaudited pro forma combined financial statements present the impact on Sara Creek Gold Corp.  (“Sara Creek”) results of operations and financial position attributable to the reverse merger of SCNRG, LLC (“SCNRG”) into Sara Creek pursuant to an Agreement and Plan of Reorganization dated September 18, 2013 (the “Agreement”).  The closing of Sara Creek’s acquisition of SCNRG occurred on October 25, 2013.

SCNRG owns a two-thirds interest in an oil producing property known as the DEEP Lease.  SCNRG holds an option to purchase the remaining one-third interest in the DEEP Lease for an aggregate price of $325,000, which expires on December 31, 2013 if not exercised by that date.

As a result of the reverse merger, SCNRG became a wholly-owned subsidiary of Sara Creek.  However, for accounting purposes SCNRG is deemed to be the acquirer.  Pursuant to the Agreement, the members of the SCNRG exchanged 100% of their membership interests in exchange for 14.0 million common shares of Sara Creek, an amount that constitutes a majority of the common shares outstanding and a majority of the total diluted common share count immediately following the closing.

Accordingly, going forward, the consolidated financial statements of Sara Creek, including its wholly-owned subsidiary SCNRG, will consist of SCNRG’s historical results consolidated with Sara Creek’s results beginning October 25, 2013.  For example, for the first fiscal quarter ended November 30, 2013, the consolidated financial statements of Sara Creek, including its wholly-owned subsidiary SCNRG, will consist of SCNRG’s results for the three months ended November 30, 2013, consolidated with Sara Creek’s results beginning October 25, 2013, compared to SCNRG’s historical results for the three months ended November 30, 2012.

The unaudited pro forma balance sheet as of August 31, 2013, and the unaudited pro forma statement of operations for the year ended August 31, 2013, are based on the historical financial statements of SCNRG and Sara Creek.  The unaudited pro forma combined balance sheet has been prepared as if Sara Creek had been acquired by SCNRG (for accounting purposes) on August 31, 2013.  The unaudited pro forma combined statement of operations has been prepared as if Sara Creek had been acquired by SCNRG (for accounting purposes) on September 1, 2012.  The unaudited pro forma combined financial statements have also been prepared based on certain pro forma adjustments, as described in the accompanying note.

The following unaudited pro forma combined financial statements are qualified in their entirety by reference to, and should be read in conjunction with, such historical financial statements and related notes contained in: (i) SCNRG’s audited historical financial statements as of and for the years ended August 31, 2013 and August 31, 2012, set forth in Exhibit 99.1 of this Current Report on Form 8-K/A filed with the SEC on December 24, 2013; and (2) Sara Creek’s audited historical financial statements set forth in its Annual Report on Form 10-K as of and for the year ended August 31, 2013, as filed with the SEC.

The pro forma adjustments reflected in the unaudited pro forma combined statement of operations is based upon currently available information and certain assumptions and estimates; therefore the actual effects of these transactions will differ from the pro forma adjustments.  However, management considers the applied estimates and assumptions to provide a reasonable basis for the presentation of the significant effects of certain transactions that are expected to have a continuing impact on Sara Creek and SCNRG.  In addition, management considers the pro forma adjustments to be factually supportable and appropriately represent the expected impact of items that are directly attributable to the acquisition of Sara Creek by SCNRG (for accounting purposes).

The unaudited pro forma combined statement of operations is not necessarily indicative of the results that would have occurred if SCNRG had acquired Sara Creek (for accounting purposes) on the dates indicated nor are they indicative of the future operating results of Sara Creek and its wholly-owned subsidiary SCNRG.

SCNRG, LLC
SARA CREEK GOLD CORP.
PRO FORMA COMBINED BALANCE SHEET
(Unaudited)

		Sara Creek
	SCNRG, LLC	Gold Corp.	Pro Forma
	August 31, 2013		Adjustments	Total
ASSETS

Current assets:
Cash and cash equivalents	$8,298	$8,079	-		$16,377
Accounts receivable	18,755	1,552	-		20,307
Inventory	7,064	-	-		7,064
Prepaid expenses	2,658	-	-		2,658
Total current assets	36,775	9,631	-		46,406

Machinery and equipment, net	13,156	-	-		13,156
Capitalized oil and gas properties, net	297,590	26,500	-		324,090
Deposits	-	5,000	-		5,000
TOTAL ASSETS	$347,521	$41,131			$388,652

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$31,018	$13,065	-		$44,083
Accounts payable, related parties	-	15,000	-		15,000
Net profit interest payable, current portion	12,109	-	-		12,109
Total current liabilities	43,127	28,065			71,192

Long-term liabilities:
Loans payable, related party	89,833	-	-		89,833
Asset retirement obligation	103,299	-	-		103,299
Net profit interest payable, net of current portion	112,488	-	-		112,488
Total liabilities	348,747	28,065			376,812

Stockholders’ equity
Members’ capital	(1,226)	-	1,226	a	-
Common stock	-	13,962	14,000	b	27,962
Additional paid-in capital	-	876,406	(541,302)	c	335,104
Accumulated deficit	-	(877,302)	526,076	c	(351,226)
Total stockholders’ deficit	(1,226)	13,066			11,840
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$347,521	$41,131			$388,652

See accompanying notes to the Pro Forma financial statements.

SCNRG, LLC
SARA CREEK GOLD CORP.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
 (Unaudited)

		Sara Creek
	SCNRG, LLC	Gold Corp.	Pro Forma
	Year Ended August 31, 2013		Adjustments	Total

Oil revenues	$80,792	$3,932	-	$84,724

Expenses:
Direct operating expenses	58,797	2,380	-	61,177
Depreciation, depletion and amortization	25,695	-	-	25,695
General and administrative expenses	25,426	79,305	-	104,731
Total operating expenses	109,918	81,685		191,603

Other income (expense)	(12,865)	(52,216)	-	(65,081)

Loss before provision for income tax	(41,991)	(129,969)		(171,960)

Provision for income tax	-	-		-

Net loss	$(41,991)	$(129,969)		$(171,960)

See accompanying notes to the Pro Forma financial statements

SCNRG, LLC
SARA CREEK GOLD CORP.
NOTES TO THE PRO FORMA ADJUSTMENTS
(Unaudited)

a)	Recapitalization of SCNRG, LLC.

b)	14,000,000 shares issued to acquire 100% equity interest in SCNRG, LLC.

c)	Elimination of Sara Creek Gold Corp.’s equity.